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                                                                    Exhibit 10.6

                              EMPLOYMENT AGREEMENT

          THIS EMPLOYMENT AGREEMENT (the "Agreement") is effective as of April 1, 1998 (the "Effective Date"), by and between JAMtv Corporation, a Delaware corporation (the "Company"), and Stuart B. Frankel (the "Executive").

                                    RECITALS:

         A. The Company desires to obtain the benefit of the Executive's knowledge, skills and experience and assure itself of the ongoing right to Executive's services subject to the terms and conditions set forth in this Agreement beginning on the Effective Date; and

         B. The Executive is willing and able to render services to the Company, beginning on the Effective Date, on the terms and conditions set forth in this Agreement.

                                   AGREEMENTS:

          In consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Company and Executive hereby agree as follows:

          1. EMPLOYMENT. Subject to all of the terms and conditions provided in this Agreement, the Company hereby agrees to employ Executive and Executive hereby accepts employment with the Company. Executive's title shall be Chief Financial Officer of the Company and he shall possess such powers and perform such duties as are normally incident to such office, as provided in the by-laws of the Company and in accordance with the applicable corporate laws governing the Company. Executive's initial duties shall be to direct and supervise the financial and budgetary operations of the Company's business and to handle all interactions with the Company's independent auditors as well as all reports, filings and other submissions which may be. required in the event that the Company becomes a public entity and such other areas as may be identified from time to time by the Chief Executive Officer of the Company or the Board of Directors of the Company (the "Board"). Executive shall report to the Chief Executive Officer. Executive will perform the duties of his employment hereunder diligently and faithfully and in conformity with the directions of the Board, and shall at all times be subject to and shall observe and carry out such reasonable rules, regulations, policies, directions and restrictions as may be established from time to time by the Company.

          2. TERM OF EMPLOYMENT. Unless terminated as provided in Section 6 hereof, the term of this Agreement shall be for a period of two years (the "Employment Period"), commencing on the Effective Date and continuing through and including the day immediately preceding the second anniversary of the Effective Date (the "Expiration Date"). Before the Expiration Date, the Company and Executive shall negotiate, in good faith, an extension, modification or amendment of this Agreement, or a new employment agreement, which would govern the employment of Executive by the Company after the Expiration Date; provided,

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however that neither party shall be bound by the non-surviving terms of any employment agreement governing the employment of Executive after the Expiration Date unless such parties shall have entered into a binding, written agreement governing such employment.

          3.       COMPENSATION AND BENEFITS.

          (a) BASE SALARY/RETENTION BONUS. As compensation for the services to be rendered by Executive hereunder, the Company shall pay to Executive a base salary of $100,000 per year (the "Base Salary"), subject to increase on the first anniversary of the Effective Date as determined by the Compensation Committee of the Board. The Base Salary shall be payable in periodic installments (but in no event less frequently than semi-monthly) in accordance with the standard payroll practices of the Company in effect from time to time, less income tax withholdings and other required employee deductions. If the Executive is still employed by the Company at the end of the first year of his employment, he shall be paid a one-time Retention Bonus in the amount of $6500 if, and only if, as a result of leaving his prior place of employment, he does not receive the full final installment payment of his 1997 bonus from that employer.

          (b) BUSINESS EXPENSES. In accordance with the Company's policies established from time to time, the Company will pay or reimburse Executive for all reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties under this Agreement, subject to the presentation by Executive of appropriate receipts and vouchers. The Executive will also be reimbursed for his documented and reasonable moving expenses incurred in his move to Chicago up to the amount of $5000.

          (c) BONUS. For each fiscal year during the Employment Period, the Company will set a guaranteed minimum bonus for Executive of at least $25,000, with the ability, upon the achievement of the objectives defined by the Board or the Compensation Committee, to earn up to an aggregate annual bonus (including the guaranteed portion) of $50,000. The amount of the bonus actually paid, if any, will be determined by the Board (or the Compensation Committee of the Board, if one has been established) based upon Executive's performance and the achievement of the Company's financial objectives. The annual bonus (in its entirety) for each year will be paid in the final month of each year.

          (d) STOCK OPTIONS. Executive will be granted an option or options to purchase shares of the common stock of the Company ("Stock Option"), as of the Effective Date, for the purchase of 60,000 shares (the "Initial Option"), 30,000 shares of which shall vest and become fully exercisable on December 31, 1998 and 30,000 shares of which shall vest and become fully exercisable on December 31,1999. In the event of an Initial Public Offering of the Company's stock, the vesting of these shares would not accelerate. The Initial Option and each additional Stock Option granted to Executive (if any) shall be evidenced by a Stock Option Agreement in the form attached hereto as EXHIBIT A, to be executed by the Executive and the Company at the time of grant ("Stock Option Agreement"). The applicable Stock Option Agreement shall set forth the date that the Initial Option and any additional Stock Option (if any), as the case may be, shall vest and become exercisable and shall set forth the exercise price per share, which shall be equal to the per share fair market value of the common stock of the Company determined as of

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the date of grant, which in the case of the Initial Option shall be $7.50 per share. All Stock Options granted to Executive shall be granted under the Company's 1997 Stock Option Plan, and shall be subject to the terms and conditions of such plan and the Stock Option Agreement. In the event of inconsistencies between the Stock Option Agreement and this agreement, the provisions of this agreement will apply.

          (e) FRINGE BENEFITS. The Company shall make available to Executive, throughout the Employment Period, such benefits and perquisites as are generally provided by the Company to its executive employees. Without limiting the foregoing, Executive shall be eligible to participate in the pension plan, group life, health or accident insurance, or other such plan or policy which may presently be in effect or which may hereafter be adopted by the Company for the benefit of its executive Executives generally, in each case subject to the terms and conditions of any such plan or policy.

         (f) SEVERANCE PAY/CHANGE OF CONTROl. In the event Executive's employment with the Company is terminated by the Company, in consideration of the Executive's covenants set forth in Section 7 hereof, and in consideration of his employment, the Company shall pay to the Executive severance pay in an aggregate amount equal to $50,000 (the "Severance Amount"), less' income tax withholdings and other required employee deductions. The Severance Amount shall be payable in semi-monthly installments over a period of six months, subject to the terms of Section 3(a). In addition, the Executive shall be paid a lump sum on the date of termination equal to the pro rata portion of any guaranteed annual bonus earned as of the date of severance. Any Change of Control of the Company may be treated by Executive, in his sole discretion and upon prompt written notice delivered pursuant hereto to the Company, as a severance and all of the foregoing provisions shall apply and, in addition, in such case, all non-vested option shares of Executive shall become immediately vested and exercisable as of the effective date of the severance. For purposes of this letter, a Change in Control shall mean any of the following events:

                  (i) the acquisition by new stockholders (being any entity, person or group of persons) acting in concert, of a beneficial ownership interest in the Company, resulting in the total beneficial interest of such entity, person or group of persons equaling or exceeding 50% of the total outstanding common stock and warrants of the Company. The change in control shall occur on the date the beneficial ownership of the acquiring entity, person or group of persons equals or exceeds 50% of the outstanding common stock and warrants of the Company. or

                  (ii) a merger, consolidation, or reorganization having substantially the same effect; or the sale of all or substantially all the consolidated assets of the Company, in each case, with respect to the entity, person or group of persons who were the respective. beneficial owners of the outstanding common stock immediately prior to such event do not, following such event, beneficially own, directly or indirectly, more than 50% respectively, of the then outstanding voting stock of the corporation resulting from such event or the corporation purchasing or receiving assets pursuant to such event.

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         4. VACATION. Throughout the Employment Period, Executive shall be entitled to take, from time to time, on an annual basis, three weeks of vacation with pay, at such times as shall be mutually convenient to Executive and the Company.

          5.      TERMINATION.

          (a) FOR CAUSE. At any time during the term of this Agreement, the Company may terminate Executive's employment under this Agreement for Cause, without any further liability hereunder except as noted in paragraph 3(f) above. As used in this Agreement, "Cause" shall mean termination by action of the Board because of any one or more of the following: (i) the Executive's conviction of, or plea of nolo contendere to, a felony; (ii) the Executive's breach of any legal duty of loyalty to the Company, misappropriation of the Company's funds, or dishonest, fraudulent, illegal or unethical business conduct; (iii) after January 1, 1999, the failure of Executive to perform the duties provided in
Section 1, which failure to so perform shall continue after notice from the Company; (iv) the Executive's breach of the obligations provided in Sections 6 and 7 of this Agreement; (v) the Executive's illegal use of controlled substances; or (vi) any material breach of this Agreement by the Executive (other than one identified above) which shall continue after notice from-the Company. Termination for Cause shall be effective immediately for those events described in subparagraphs (i), (ii), (iv), and (v). Termination for Cause shall be effective for the events in subparagraphs (iii) and (vi) 30 days after notice subparagraphs (iii) and (vi) 30 days after notice to Executive from the Company of the occurrence of such events and Executive shall have failed to cure such events within such 30-day period.

          (b) DEATH OF EXECUTIVE. This Agreement shall terminate automatically upon the death of Executive. Any Stock Option granted to Executive prior to his death shall continue to be exercisable in accordance with the terms of the Company's Stock Option Plan.

          (c) DISABILITY. This Agreement shall terminate upon a determination by the Board based upon a written medical opinion that the Executive is unable to perform the essential functions of his employment position, due to a disability of Executive that cannot be reasonably accommodated by the Company.

          6.       CONFIDENTIAL INFORMATION.

          (a) CONFIDENTIAL INFORMATION DEFINED. "Confidential Information" means any trade secret (as defined in 765 ILSC Section 1065/2(d)) of the Company that contains, reflects or embodies the Company's business plans or the Company's strategic, financial, technical, joint venture, or investor information.

          (b) DISCLOSURE AND USE. Executive shall not disclose or use at any time, either during or after Executive's employment with the Company or any other direct or indirect subsidiary of the Company (collectively referred to in this paragraph as the "Company"), any Confidential Information, except that Executive may disclose, subject to Section 7, Confidential Information solely to the extent: (1) required for Executive to perform his employment duties with the

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Company; (2) it has been disclosed to Executive by a third party who is not subject to restriction on the disclosure of such information; (3) it has or becomes generally available to the public other than as a result of a disclosure by a party who is not subject to nondisclosure obligations with respect thereto;
(4) it must be disclosed as a result of a subpoena or other legal process, after the Company has had the opportunity to request a suitable protective order for such information; or (5) the Company has given Executive prior written authorization to do so. Executive's obligations under this paragraph shall survive the termination of this Agreement and Executive's employment with the Company, and shall remain in effect and be enforceable against Executive for so long as any Confidential Information retains economic value, whether actual or potential, because it is not generally known to other persons who can obtain economic value from its disclosure or use. Executive shall execute such reasonable further agreements evidencing Executive's obligations to the Company concerning nondisclosure of Confidential Information as the Company may require from time to time.

          (c) RETURN OF MATERIALS. Upon termination of his employment with the Company, Executive shall promptly deliver to the Company all customer lists, specifications, drawings, computer programs, listings, documentation, manuals, letters, notes, note books, reports, and all other embodiments of Confidential Information (together with copies thereof) in the possession or under the control of Executive.

          7.       RESTRICTIVE COVENANT.

     (a) RESTRICTED ACTIVITIES. As conditions of his employment and in consideration of his employment, Executive covenants and agrees as follows:

                  (i) subject to Section 7(c) below, beginning on the Effective Date and continuing for 12 months after the termination of Executive's employment with the Company (the "Restricted Period"), he will not, without the prior written consent of the Board, directly or indirectly, as a stockholder (except as a stockholder owning beneficially or of record less than 5% of the outstanding shares of any class of publicly traded stock of any issuer), or as an officer, director, employee, partner, joint venturer, proprietor or otherwise, engage in, become interested in, consult with, lend to or borrow from, advise or negotiate for or on behalf of, the "Restricted Business."

                  (ii) during the Restricted Period, he will not solicit (or employ or cause to be employed other than by the Company) other employees of the Company or any affiliate or subsidiary of the Company, directly or indirectly, for the purpose of enticing them to leave their employment with the Company or any affiliate or subsidiary of the Company;

                  (iii) during the Restricted Period, he will not attempt in any manner to solicit any Restricted Business from any individual or entity who or which is a client of the Company at any time within six months before the date that Executive's employment by the Company terminates or to persuade any such * client to cease doing business with the Company or to reduce the amount of business which such client has customarily done or contemplates doing with the Company, whether or not the relationship between the

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         Company and such client was originally established in whole or in part through his efforts;

                  (iv) during the Restricted Period, he will make full and complete disclosure of the existence of this Agreement and the content of this Section 7 to all prospective employers with whom he may discuss possible employment;

                  (v) he will refrain from any disparagement, direct or indirect, through innuendo or otherwise, of the Company or any of its employees, agents, officers, directors, shareholders or affiliates;

                  (vi) subject to Section 7(c) below, during his employment with the Company, he will not, without the prior written consent in each case of the Board, participate actively in any other business interests or investments which would conflict with his responsibilities under this Agreement;

                  (vii) during his employment with the Company, he will not, without the prior written consent in each case of the Board: (a) exchange goods, products or services of the Company in return for goods, products or services of any individual or firm or (b) accept gifts or favors from any outside organization or agency which, individually or collectively, may cause undue influence in his selection of goods, products or services for the Company; and

                  (viii) after the termination of his employment with the Company, he will not secure, or attempt to secure, from any employee or former employee of the Company or any affiliate or subsidiary of the Company, any information relating to the Company or any affiliate or subsidiary of the Company or its operations.

         (b) Restricted Business Defined. For the purposes of -this Agreement, "Restricted Business" means (a) the production, creation, compilation, support, and programming of multimedia productions and content (including, without limitation, live, streaming, and recorded audio, video, and graphics and news and information from or about music, entertainment, artists, and performers) for placement" broadcast, downloading, transmission, or distribution on or through the Internet, World Wide Web, computer networks, CDs, CD-ROMs and DVDs, and wireless interactive networks or devices, and (b) the distribution and sale by the foregoing means of goods relating to the foregoing content (including, without limitation, recorded music and video products, CDs, CD-ROMs, disks, tapes, computer software, concert or theater merchandise, memorabilia, books, and clothing).

         (c) Representation and Warranty. Executive represents and warrants to the Company that, notwithstanding the operation of the covenants contained in this Section 7, upon the termination of his employment hereunder, Executive will be able to obtain employment for the purpose of earning a livelihood.

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         8. SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable, either in its entirety or by virtue of its scope or application to given circumstances, such provision shall thereupon be deemed modified only to the extent necessary to render the same valid, or not applicable to the given circumstances, or excised from this Agreement, as the situation may require, and this Agreement shall be construed and enforced as if such provision had been included herein as so modified in scope or application, or had not been included herein, as the case may be. Should this Agreement, or any one or more of its provisions hereof, be held to be invalid, illegal or unenforceable within any governmental jurisdiction or subdivision thereof, the Agreement or any such provision or provisions shall not as a consequence thereof be deemed to be invalid, illegal or unenforceable in any other governmental jurisdiction or subdivision thereof.

          9. LEGAL REMEDIES. Executive hereby acknowledges that the Company would suffer irreparable injury if the provisions of Sections 6 and 7 above, which shall survive the termination of the Agreement, were breached and that the Company's remedies at law would be inadequate in the event of such breach. Accordingly, Executive hereby agrees that any such breach or threatened breach may, in addition to any and all other available remedies, be preliminarily enjoined by the Company with- bond or satisfactory security. In the event of litigation under this Agreement, each of the Company and Executive shall pay its own attorneys' fees and expenses, except that if Executive is enjoined either preliminarily or permanently, after an evidentiary hearing, then Executive shall pay the attorneys' fees and expenses of the Company in connection with that evidentiary hearing and, similarly, if such evidentiary hearing results in a court refusing a permanent injunction, then the Company shall pay Executive's attorneys' fees and expenses in connection with such hearing.

          10. NON-ASSIGNABILITY. In light of the unique personal services to be performed by Executive hereunder, it is acknowledged and agreed that any purported or attempted assignment or transfer by Executive of this Agreement or any of Executive's duties, responsibilities or obligations hereunder shall be void. This Agreement shall not be assigned by the Company without the prior written consent of Executive.

          11. NOTICES. Any notice, request, demand or other communication required or permitted under this Agreement shall be in writing and shall be deemed to have been given when delivered personally or when mailed by certified mail, return receipt requested, or by facsimile transmission with confirmation of receipt thereof addressed as follows:

                   If to the Company:

                           JAMtv Corporation
                           640 N. LaSalle, Suite 560
                           Chicago, Illinois 60610
                           Facsimile: 312.642.0616
                           Attn: Chief Executive Officer

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If to Executive:

         Stuart B. Frankel

or to such other address or addresses as may be specified from time to time by notice; provided, however, that any notice of change of address shall not be effective until its receipt by the party to be charged therewith.

          12.      GENERAL.

          (a) AMENDMENTS. Neither this Agreement nor any of the terms or conditions hereof may be waived, amended or modified except by means of a written instrument duly executed by the parties hereto.

          (b) CAPTIONS AND HEADINGS. The captions and paragraph headings used in this Agreement are for convenience of reference only, and shall not affect the construction or interpretation of this Agreement or any of the provisions hereof

          (c) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

          (d) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original hereof, but all of which together shall constitute one and the same instrument.

          (e) ENTIRE AGREEMENT. Except as otherwise set forth or referred to in this Agreement, this Agreement constitutes the sole and entire agreement and understanding between the parties hereto as to the subject matter hereof, and supersedes all prior discussions, agreements and understandings of every kind and nature between them as to such subject matter.

          (f) RELIANCE BY THIRD PARTIES. This Agreement is intended for the sole and exclusive benefit of the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns, and no other person or entity shall have any right to rely on this Agreement or to claim or derive any benefit therefrom absent the express written consent of the party to be charged with such reliance or benefit.

          (g) GOVERNING LAW, JURISDICTION. This Agreement shall be construed in accordance with and governed in all respects by the laws of the State of Illinois (without giving effect to the conflicts of laws provisions thereof). The parties hereto agree that all claims, disputes, or controversies between them arising out of, connected with, related to, or incidental to the relationship established between them in connection with this Agreement, whether arising at law or equity in contract, tort, equity, or otherwise, if pursued in court shall be resolved only by state or federal courts located in Cook County,

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Illinois, but each party hereto acknowledges that any appeals from those courts may have to be heard by a court located outside of Cook County, Illinois. Each party hereto waives in all disputes any objection that it may have to personal jurisdiction or the venue of the court considering the dispute.

          IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on and as of the date first set forth above.

JAMtv CORPORATION

By: /s/ Howard A. Tullman
    ----------------------------------------

Title:     CEO
       -------------------------------------

Stuart B. Frankel

 /s/ Stuart B. Frankel
--------------------------------------------

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                                    EXHIBIT A
                         FORM OF STOCK OPTION AGREEMENT
                                [To be attached]